Exhibit 99.1

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

Net Sales of $1.6 billion compared to $1.7 billion in the year-ago quarter

Comparable Sales decreased (8.9%)

Net income of $74.8 million or $1.32 per diluted share

Adjusted net income of $92.5 million or $1.64 adjusted per diluted share

Bolingbrook, IL – December 3, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“Third Quarter”) and thirty-nine-week period (“First Nine Months”) ended October 31, 2020 compared to the same periods ended November 2, 2019. During the third quarter of fiscal 2020, the Company recorded long-lived asset impairment and restructuring related costs, primarily related to the suspension of our Canadian expansion, which reduced reported net income by $17.7 million or $0.32 per diluted share. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“Today, we reported financial results that exceeded our expectations as we continue to navigate a year of uncertainties with agility and strength,” said Mary Dillon, chief executive officer. “I am proud of how well our teams are responding and leading throughout this difficult period, and I want to thank all of our Ulta Beauty associates for their continued commitment to serving our guests and taking care of each other during this unprecedented time.”

“We know guests are changing how they shop beauty, but importantly, their engagement with the category remains strong,” continued Dillon. “As a well-loved brand curating all things beauty, all in one place, we take great pride in our responsibility to lead the industry and redefine beauty experiences for guests, inclusive of safety measures. As the prevalence of COVID-19 increases across the country, we will continue to monitor closely and adjust operations as needed to ensure the safe delivery of beauty essentials.”

COVID-19 Response and Impact

The Company’s financial results continue to be impacted by the COVID-19 pandemic and efforts to contain it.

On March 19, 2020, Ulta Beauty temporarily closed all stores in response to the spread of COVID-19. On April 19, 2020, the Company introduced curbside pickup, and on May 11, 2020, the Company started a phased store reopening process. By July 20, 2020, the full fleet of Ulta Beauty stores was operational. By October 31, 2020, salon and brow services had resumed in almost all stores. Reflecting operational limitations related to COVID-19 and the partial resumption of services, the Company has reactivated more than half of the furloughed associates. During the first nine months of fiscal 2020, the Company incurred incremental operating costs related to COVID-19 of approximately $160 million and recorded a $51 million reduction of selling, general and administrative (SG&A) expenses as a result of the employee retention credits made available under the Coronavirus Aid, Relief and Economic Security Act (CARES Act).

The Company began the fourth quarter with nearly all stores open for retail. However, as COVID-19 prevalence increases, market-specific government restrictions may also increase, resulting in reduced operating hours, limitations on in-store capacity, and in some cases, mandated store closures.

For the Third Quarter of Fiscal 2020

●	Net sales decreased 7.8% to $1.6 billion compared to $1.7 billion in the third quarter of fiscal 2019 due to the impact of COVID-19.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) decreased 8.9% compared to an increase of 3.2% in the third quarter of fiscal 2019. In the third quarter of fiscal 2020, transactions declined 15.4% and average ticket increased 7.6%.
●	Gross profit decreased 12.5% to $545.5 million compared to $623.4 million in the third quarter of fiscal 2019. As a percentage of net sales, gross profit decreased to 35.1% compared to 37.1% in the third quarter of fiscal 2019, primarily due to deleverage of fixed costs due to lower sales and channel mix shifts. These pressures were partially offset by higher merchandise margins primarily due to lower promotional activity.
●	SG&A expenses decreased 7.3% to $416.4 million compared to $449.2 million in the third quarter of fiscal 2019. Lower store payroll and benefits, store expenses, and marketing expenses were partially offset by higher corporate overhead expenses and personal protective equipment (PPE) and COVID-related expenses. As a percentage of net sales, SG&A expenses increased to 26.8% compared to 26.7% in the third quarter of fiscal 2019, due to lower sales resulting from the impact of COVID-19.
●	Impairment, restructuring and other costs of $23.6 million includes $15.9 million related to the suspension of the planned expansion to Canada, $5.7 million due to employee severance, and $2.0 million lease termination costs related to the permanent closure of 19 stores.
●	Pre-opening expenses decreased to $4.2 million compared to $6.5 million in the third quarter of fiscal 2019. Real estate activity in the third quarter of fiscal 2020 included 17 new stores and two relocations compared to 31 new stores, three remodels, and two relocations in the third quarter of fiscal 2019.
●	Operating income decreased to $101.3 million, or 6.5% of net sales, compared to $167.8 million, or 10.0% of net sales, in the third quarter of fiscal 2019. Adjusted operating income was $124.9 million, or 8.0% of net sales.
●	Tax rate increased to 25.1% compared to 23.1% in the third quarter of fiscal 2019. The higher effective tax rate is primarily due to less investment tax credits received.
●	Net income was $74.8 million compared to $129.7 million in the third quarter of fiscal 2019. Adjusted net income was $92.5 million compared to $128.6 million in the third quarter of fiscal 2019.
●	Diluted earnings per share was $1.32 compared to $2.25 in the third quarter of fiscal 2019. Adjusted diluted earnings per share was $1.64 compared to $2.23 in the third quarter of fiscal 2019.

For the First Nine Months of Fiscal 2020

●	Net sales decreased 22.4% to $4.0 billion compared to $5.1 billion in first nine months of fiscal 2019 due to the impact of COVID-19.
●	Comparable sales decreased 23.8% compared to an increase of 5.4% in the first nine months of fiscal 2019. During the first nine months of fiscal 2020, transactions declined 30.1% and average ticket increased 9.0%.
●	Gross profit decreased to $1.2 billion compared to $1.9 billion in the first nine months of fiscal 2019. As a percentage of net sales, gross profit decreased to 29.8% compared to 36.8% in the first nine months of fiscal 2019, primarily due to deleverage of fixed costs due to lower sales, channel mix shifts, and deleverage of salon expenses due to lower sales. These pressures were partially offset by lower promotional activity.
●	SG&A expenses decreased to $1.1 billion compared to $1.2 billion in the first nine months of fiscal 2019. As a percentage of net sales, SG&A expenses increased to 27.1% compared to 24.5% in the first nine months of fiscal 2019, primarily due to higher expenses related to strategic growth investments made in fiscal 2019, PPE and COVID-related expenses, and the deleverage of store expenses due to lower sales resulting from the impact of COVID-19, partially offset by leverage related to the store payroll and benefits, including the employee retention credits made available under the CARES Act.
●	Impairment, restructuring and other costs of $83.9 million includes $40.4 million due to the impairment of tangible long-lived assets and operating lease assets associated with certain retail stores, $21.9 million related to the permanent closure of 19 stores, $15.9 million related to the suspension of the planned expansion to Canada, and $5.7 million due to employee severance.
●	Pre-opening expenses decreased to $12.8 million compared to $15.7 million in the first nine months of fiscal 2019. Real estate activity in the first nine months of fiscal 2020 included 28 new stores and three relocations compared to 73 new stores, 12 remodels, and six relocations in first nine months of 2019.
●	Operating income decreased to $12.5 million, or 0.3% of net sales, compared to $613.3 million, or 12.0% of net sales, in the first nine months of fiscal 2019. Adjusted operating income was $97.9 million, or 2.5% of net sales.
●	Tax rate increased to 40.3% compared to 21.8% in fiscal 2019. The higher effective tax rate is primarily due to a near break-even pre-tax operating income in fiscal 2020, less investment tax credits received, and tax expense from the income tax accounting for share-based compensation compared to a benefit in fiscal 2019.
●	Net income was $4.3 million compared to $483.2 million in the first nine months of fiscal 2019. Adjusted net income was $68.8 million compared to $469.0 million in the first nine months of fiscal 2019.
●	Diluted earnings per share was $0.08 compared to $8.27 in the first nine months of fiscal 2019. Adjusted diluted earnings per share was $1.22 compared to $8.03 in the first nine months of fiscal 2019.

Balance Sheet

The Company ended the third quarter of fiscal 2020 with $560.9 million in cash and cash equivalents. During the first quarter of fiscal 2020, as a precautionary measure reflecting economic uncertainty due to COVID-19 and to enhance financial flexibility, the Company drew down $800 million under its $1.0 billion credit facility. The full amount of the drawdown was repaid in the third quarter of fiscal 2020.

Merchandise inventories, net at the end of the third quarter of fiscal 2020 totaled $1.4 billion compared to $1.6 billion at the end of the third quarter of fiscal 2019. The decrease in total inventory was primarily driven by the decline in sales due to COVID-19 and lower holiday receipts, partially offset by an increase due to 21 net new stores opened since November 2, 2019 and the opening of the Jacksonville, FL fast fulfillment center. Average inventory per store decreased 12.5% compared to the third quarter of fiscal 2019.

Share Repurchase Program

As of October 31, 2020, $1.58 billion remained available under the $1.6 billion share repurchase program announced in March 2020. On April 2, 2020, the Company announced its repurchase program had been suspended to preserve financial flexibility in the early stages of the COVID-19 pandemic. While no shares were repurchased in the third quarter, the Company may resume its stock repurchase program in the fourth quarter of fiscal 2020.

Store Update

During the third quarter of fiscal 2020, the Company opened 17 stores located in Camarillo, CA; Chester, NJ; Easton, MD; Farmingdale, NY; Flagstaff, AZ; Fort Worth, TX; Germantown, MD; Lewisville, TX; Mission Hills, CA; Nashville, TN; Newtown, PA; Southbury, CT; Springfield, MO; Stafford, VA; Toms River, NJ; Valparaiso, IN; and Wayne, NJ. The Company ended the third quarter of fiscal 2020 with 1,262 stores and square footage of 13,263,615. In addition, the Company closed 19 stores during the third quarter of fiscal 2020.

Fiscal 2020 Outlook

“Ulta Beauty is well positioned for this gift giving season as consumers continue to seek moments of joy, connection and self-care, and we are encouraged with early holiday sales trends in November. However, the operating environment continues to be dynamic. While it is difficult to predict future impacts of the pandemic on demand this holiday season, we have increased our sales expectations for the fourth quarter and now anticipate comparable store sales will decline in the range of 12% to 14%,” continued Dillon. "We know this holiday season will be like no other, but our team is ready and excited to help our guests see the joy of the season.”

The Company withdrew guidance for fiscal 2020 on March 17, 2020 and is not providing an earnings outlook at this time. However, the Company is providing the following updated assumptions for fiscal 2020:

●	The Company continues to expect to open approximately 30 new stores and execute approximately five relocation projects. Although plans for fiscal 2021 have not been finalized, the Company continues to expect to open at least 30 new stores in fiscal 2021. The Company will continue to evaluate these plans based on demand and location economics, including committed costs incurred;
●	The Company expects to incur between $180 million and $190 million in PPE and COVID-19 related operating costs, excluding approximately $51 million reduction of

SG&A expenses as a result of the employee retention credits made available under the CARES Act;
●	The Company now expects to incur between $30 million and $40 million in conjunction with the decision to suspend its planned expansion to Canada; and
●	The Company anticipates capital expenditures will be between $150 million and $160 million, compared to the previous expectation of between $180 million and $200 million.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income, net income, and diluted earnings per share as measures of operating performance.  A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss third quarter of fiscal 2020 results is scheduled for today, December 3, 2020, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 17, 2020 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13712959.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. Ulta Beauty operates retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the coronavirus (COVID-19) has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its Efficiencies for Growth cost optimization program;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its newly opened and to be opened distribution centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as such were amended and supplemented in the Company’s Quarterly Report of Form 10-Q for the quarterly period ended May 2, 2020, and which may be further amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	October 31,		November 2,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$1,552,033	100.0%	$1,682,514	100.0%
Cost of sales	1,006,514	64.9%	1,059,081	62.9%
Gross profit	545,519	35.1%	623,433	37.1%

Selling, general and administrative expenses	416,378	26.8%	449,198	26.7%
Impairment, restructuring and other costs	23,624	1.5%	—	0.0%
Pre-opening expenses	4,240	0.3%	6,455	0.4%
Operating income	101,277	6.5%	167,780	10.0%
Interest expense (income), net	1,383	0.1%	(900)	(0.1%)
Income before income taxes	99,894	6.4%	168,680	10.1%
Income tax expense	25,096	1.6%	38,933	2.3%
Net income	$74,798	4.8%	$129,747	7.7%

Net income per common share:
Basic	$1.33		$2.25
Diluted	$1.32		$2.25

Weighted average common shares outstanding:
Basic	56,327		57,568
Diluted	56,546		57,763

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	39 Weeks Ended
	October 31,		November 2,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$3,953,252	100.0%	$5,092,150	100.0%
Cost of sales	2,775,121	70.2%	3,217,971	63.2%
Gross profit	1,178,131	29.8%	1,874,179	36.8%

Selling, general and administrative expenses	1,068,877	27.1%	1,245,174	24.5%
Impairment, restructuring and other costs	83,924	2.1%	—	0.0%
Pre-opening expenses	12,782	0.3%	15,667	0.3%
Operating income	12,548	0.3%	613,338	12.0%
Interest expense (income), net	5,272	0.1%	(4,617)	(0.1%)
Income before income taxes	7,276	0.2%	617,955	12.1%
Income tax expense	2,935	0.1%	134,729	2.6%
Net income	$4,341	0.1%	$483,226	9.5%

Net income per common share:
Basic	$0.08		$8.31
Diluted	$0.08		$8.27

Weighted average common shares outstanding:
Basic	56,355		58,123
Diluted	56,524		58,396

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 31,	February 1,	November 2,
	2020	2020	2019
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$560,902	$392,325	$208,843
Short-term investments	—	110,000	—
Receivables, net	136,271	139,337	112,888
Merchandise inventories, net	1,439,098	1,293,701	1,616,920
Prepaid expenses and other current assets	99,810	103,567	118,343
Prepaid income taxes	8,928	16,387	40,474
Total current assets	2,245,009	2,055,317	2,097,468

Property and equipment, net	1,042,262	1,205,524	1,233,412
Operating lease assets	1,510,030	1,537,565	1,529,524
Goodwill	10,870	10,870	10,870
Other intangible assets, net	2,696	3,391	3,622
Deferred compensation plan assets	30,141	27,849	26,269
Other long-term assets	29,986	23,356	27,683
Total assets	$4,870,994	$4,863,872	$4,928,848

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$478,501	$414,009	$594,993
Accrued liabilities	268,310	246,088	249,112
Deferred revenue	224,862	237,535	190,188
Current operating lease liabilities	252,171	239,629	222,627
Accrued income taxes	6,499	—	—
Total current liabilities	1,230,343	1,137,261	1,256,920

Non-current operating lease liabilities	1,661,750	1,698,718	1,706,806
Deferred income taxes	89,112	89,367	83,856
Other long-term liabilities	35,352	36,432	34,110
Total liabilities	3,016,557	2,961,778	3,081,692

Commitments and contingencies

Total stockholders’ equity	1,854,437	1,902,094	1,847,156
Total liabilities and stockholders’ equity	$4,870,994	$4,863,872	$4,928,848

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 31,	November 2,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net income	$4,341	$483,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	226,386	219,207
Non-cash lease expense	196,354	219,220
Long-lived asset impairment charge	69,932	—
Deferred income taxes	(255)	(8)
Stock-based compensation expense	22,979	19,108
Loss on disposal of property and equipment	5,219	4,821
Change in operating assets and liabilities:
Receivables	3,066	5,812
Merchandise inventories	(145,397)	(402,591)
Prepaid expenses and other current assets	3,007	(5,487)
Income taxes	13,958	(23,477)
Accounts payable	62,337	190,977
Accrued liabilities	24,582	23,109
Deferred revenue	(12,673)	(8,866)
Operating lease liabilities	(212,665)	(198,181)
Other assets and liabilities	(2,126)	30,636
Net cash provided by operating activities	259,045	557,506

Investing activities
Short-term investments, net	110,000	—
Capital expenditures	(116,745)	(241,136)
Acquisitions, net of cash acquired	(1,220)	—
Purchases of equity investments	(5,665)	(43,757)
Net cash used in investing activities	(13,630)	(284,893)

Financing activities
Proceeds from long-term debt	800,000	—
Payments on long-term debt	(800,000)	—
Repurchase of common shares	(72,981)	(506,868)
Stock options exercised	1,346	43,211
Purchase of treasury shares	(3,256)	(9,364)
Debt issuance costs	(1,861)	—
Net cash used in financing activities	(76,752)	(473,021)

Effect of exchange rate changes on cash and cash equivalents	(86)	—
Net increase (decrease) in cash and cash equivalents	168,577	(200,408)
Cash and cash equivalents at beginning of period	392,325	409,251
Cash and cash equivalents at end of period	$560,902	$208,843

Exhibit 5

Ulta Beauty, Inc.

2020 Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2020	quarter	quarter	quarter	end of the quarter
1st Quarter	1,254	11	1	1,264
2nd Quarter	1,264	0	0	1,264
3rd Quarter	1,264	17	19	1,262

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2020	the quarter	quarter	during the quarter	quarter
1st Quarter	13,193,076	111,894	10,363	13,294,607
2nd Quarter	13,294,607	0	0	13,294,607
3rd Quarter	13,294,607	173,077	204,069	13,263,615

Exhibit 6

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted diluted earnings per share

(In thousands, except per share data)

(Unaudited)

	13 weeks ended		39 weeks ended

	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Operating income	$101,277	$167,780	$12,548	$613,338
Add: Store asset impairment	—	—	40,428	—
Add: Store closures and other costs[1]	2,030	—	23,302	—
Add: Suspension of Canadian expansion	15,886	—	15,886	—
Add: Severance	5,708	—	5,708	—
Adjusted operating income	$124,901	$167,780	$97,872	$613,338

Net income	$74,798	$129,747	$4,341	$483,226
Add: Store asset impairment	—	—	40,428	—
Less: Income tax benefit of store asset impairment	—	—	(9,905)	—
Add: Store closures[1]	2,030	—	23,302	—
Less: Income tax benefit of store closures[2]	(510)	—	(5,709)	—
Add: Suspension of Canadian expansion	15,886	—	15,886	—
Less: Income tax benefit of suspension of Canadian expansion[2]	(3,987)	—	(3,892)	—
Add: Severance	5,708	—	5,708	—
Less: Income tax benefit of severance[2]	(1,433)	—	(1,398)	—
Less: Stock compensation and other tax credits	—	(1,138)	—	(14,222)
Adjusted net income	$92,492	$128,609	$68,761	$469,004

Diluted earnings per share	$1.32	$2.25	$0.08	$8.27
Add: Store asset impairment	—	—	0.72	—
Less: Income tax benefit of store asset impairment	—	—	(0.18)	—
Add: Store closures and other costs[1]	0.04	—	0.41	—
Less: Income tax benefit of store closures and other costs[2]	(0.01)	—	(0.10)	—
Add: Suspension of Canadian expansion	0.28	—	0.28	—
Less: Income tax benefit of suspension of Canadian expansion[2]	(0.07)	—	(0.07)	—
Add: Severance	0.10	—	0.10	—
Less: Income tax benefit of severance[2]	(0.02)	—	(0.02)	—
Less: Stock compensation and other tax credits	—	(0.02)	—	(0.24)
Adjusted diluted earnings per share:	$1.64	$2.23	$1.22	$8.03

1 Store closures and other costs includes $1,400 related to inventory write-offs, for the 39 weeks ended October 31, 2020. There were no inventory write-offs included in store closures and other costs for the 13 weeks ended October 31, 2020.

2 The income tax benefit for non-GAAP adjustments was calculated using the Company's blended tax rate before discrete items.